Exhibit 10.2

AMENDED AND RESTATED VPC SUBLICENSE AGREEMENT

This AMENDED AND RESTATED VPC SUBLICENSE AGREEMENT (this “Agreement”) is made effective as of May 20, 2014 (the “Effective Date”), by and between Liquidmetal Technologies, Inc., a Delaware corporation having its principal place of business at 30452 Esperanza, Rancho Santa Margarita, California 92688 (“LMT”), and Visser Precision Cast, LLC, a Colorado limited liability company having its principal place of business at 6275 E. 39th Street, Denver, CO 80207 (“VPC”). LMT and VPC are each referred to individually as a “Party,” and collectively as the “Parties,” to this Agreement.

RECITALS

WHEREAS, LMT, Crucible Intellectual Property, LLC (“Crucible”), Liquidmetal Coatings, LLC, a Delaware limited liability company (“LMC”), and Apple Inc., a California corporation (“Apple”), previously entered into a Master Transaction Agreement, dated August 5, 2010 (the “Apple Agreement”), pursuant to which, among other provisions, LMT contributed, transferred, and assigned substantially all of its intellectual property assets to Crucible;

WHEREAS, LMT and Crucible entered into an Exclusive License Agreement, dated August 5, 2010, pursuant to which, among other provisions, Crucible granted an exclusive license back to LMT to the LMT Technology (as defined below) for use in fields other than Consumer Electronic Products (as defined below) (the “LMT License”);

WHEREAS, LMT and VPC are parties to that certain VPC Sublicense Agreement dated effective as of June 1, 2012 (the original VPC Sublicense Agreement being referred to hereinafter as the “Original Sublicense Agreement” and June 1, 2012 being referred to hereinafter as the “Original Effective Date”), pursuant to which LMT sublicensed rights to the LMT Technology to VPC on the terms and conditions set forth therein;

WHEREAS, LMT and VPC are parties to that certain Mutual Non-Disclosure Agreement dated June 1, 2012, as amended through the Effective Date, the terms of which are incorporated by reference herein (the “Confidentiality Agreement”); and

WHEREAS, LMT and VPC now wish to amend and restate the Original Sublicense Agreement in its entirety.

NOW THEREFORE, in consideration of the provisions and agreements of the Parties as set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1
definitions

When used in this Agreement, the following terms shall have the following meanings:

1.1     “Additional Excluded Fields” shall mean those fields of use covered by exclusive licenses from Licensor or Crucible under the licenses and sublicenses of the LMT Technology granted by Licensor or Crucible and listed in Attachment A to this Agreement, other than the license from Crucible to Apple. Each of the fields of use described in the preceding sentence shall remain within the defined term “Additional Excluded Fields” during such period as there remains in effect an exclusive license covering such field of use that was granted by Licensor or Crucible and was in full force and effect as of the Original Effective Date (including any renewals or extensions of any such license, which renewal or extension was made in the sole discretion of the licensee, without Licensor or Crucible exercising any right of approval or consent to such renewal or extension or failing to exercise any right that Licensor or Crucible might have had to terminate such license or otherwise prevent such renewal or extension).

1.2     “Casting Operations” shall mean a process using the LMT Technology of melting a metal alloy feedstock, containing the molten alloy in a mold and obtaining a solidified metal component.

1.3     “Consumer Electronic Products” shall mean personal computers (portable and desktop); tablet or slate style computing devices; handheld electronic and/or communication devices (e.g., smartphones, digital music players, multi-function devices, etc.); any device whose function includes the creation, storage or consumption of digital media; any component or sub-component in any Consumer Electronic Product; and any accessory that is the same or similar to an accessory made or sold by or on behalf of Apple (regardless of when Apple sold or started to sell such accessory) that is suitable for use with any Consumer Electronic Product. Notwithstanding the foregoing, “Consumer Electronic Products” shall not include: (i) products (except for any product that is capable of interacting or interfacing with a Consumer Electronic Product) that are powered by electricity or batteries but that do not in any way involve the creation, storage, consumption, use, viewing, transmission, or processing of digital media or digital information and do not involve the use of wireless communication networks. Products that fall into this category include, without limitation, electric-powered and/or battery-powered drills, hand tools and watches (i.e. a wrist-worn device whose sole function is to display the time of day); (ii) medical devices and other products that are not the same or similar to any Apple product (regardless of when Apple sold or started to sell such product) and that are used exclusively for the diagnosis and/or treatment of human or animal health conditions; or (iii) products or components thereof that are not the same as or similar to any Apple product (regardless of when Apple sold or started to sell such product) or component of any Apple product and that are made solely for, and sold solely into, the defense/military, automotive, medical, or industrial markets.

1.4     “Intellectual Property” shall mean and includes, but is not limited to, all of the following which were in existence on or prior to the Effective Date: algorithms, alloys, application program interfaces, compositions, customer lists, databases, schemata, equipment design, design documents and analyses, diagrams, documentation, drawings, formulas, discoveries and inventions (whether or not patentable), know-how, literary works, copyrightable works, works of authorship, manufacturing processes, mask works, methods, methodologies, architectures, processes, program listings, programming tools, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, user interfaces, techniques, , and all other forms and types of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries) but specifically excluding any and all advertising and promotional materials containing LMT trademarks, logos or branding.

1.5     “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world, and which rights (i) were in existence on or prior to the Effective Date or (ii) which are created or come into existence after the Effective Date but which rights would be infringed by Intellectual Property or the use of Intellectual Property that was in existence on or prior to the Effective Date: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (B) trade secret rights; (C) patents (provided that patents within the Intellectual Property Rights described in clause (ii) above shall be as considered on a claim by claim basis to determine the extent to which such patent rights are included in the Intellectual Property Rights), and industrial property rights; (D) other proprietary rights in Intellectual Property of every kind and nature but specifically excluding any and all trademark, trade name, domain names, trade dress or similar rights; and (E) all registrations, renewals, extensions, combinations, divisions, continuations, continuations in part, reexamination certificates, or reissues of, and applications for, any of the rights referred to in clauses (A) through (D) above.

1.6     “Licensed Products” shall mean any product within the VPC Fields that is manufactured using the LMT Technology and/or that otherwise uses the LMT Technology.

1.7     “Licensee” shall mean, individually and collectively, VPC and any Subsidiary thereof.

1.8     “Licensor” shall mean LMT.

1.9     “LMT Technology” shall mean any and all Intellectual Property and Intellectual Property Rights that LMT owns or has licensed from a third party (including without limitation pursuant to sub-licenses), or that LMT otherwise has a right to use, including without limitation any and all Intellectual Property and Intellectual Property Rights (A) licensed to LMT pursuant to the Exclusive License Agreement dated as of August 5, 2010 (the “LMT License Agreement”) between LMT and Crucible, (B) accruing to LMT pursuant to the Apple Agreement, and (C) developed or otherwise acquired by LMT, including without limitation by way of license or sublicense, and further including without limitation all Intellectual Property and Intellectual Property Rights relating to (1) manufacturing processes that utilize the LMT Technology or (2) the ability to manufacture products that incorporate or otherwise utilize the LMT Technology.

1.10     “Subsidiary” shall mean any corporation, partnership or other entity, now or hereafter, (i) greater than eighty percent (80%) of whose outstanding shares or securities entitled to vote for the election of directors or similar managing authority is directly or indirectly owned or controlled by a Party hereto, or (ii) a beneficial interest of greater than eighty percent (80%) coupled with ownership or control (either direct or indirect) of greater eighty percent (80%) of whatever interest represents the right to make executive and/or operational decisions for such entity; provided, however, that in each case such corporation, partnership or other entity shall be deemed to be a Subsidiary only so long as all requisite conditions of being a Subsidiary are met.

1.11     “VPC Fields” shall mean all fields of use other than Consumer Electronic Products and the Additional Excluded Fields, together with any fields of use that may hereafter be included within the VPC Fields pursuant to Section 2.8.

ARTICLE 2
LICENSE GRANT, CONSIDERATION, AND ENFORCEMENT

2.1     VPC Fields License Grant. Licensor grants to Licensee a fully paid-up, royalty-free, irrevocable, perpetual, worldwide, non-transferrable (except as permitted pursuant to Section 8.2(ii) and except for the right to grant sublicenses as permitted pursuant to this Section 2.1), nonexclusive license under the LMT Technology in the VPC Fields to use, reproduce, publish, display, distribute, perform, exploit and disclose the LMT Technology, and/or to make and have made, assemble and have assembled, use, sell, offer to sell, import and offer to import, export and offer to export, distribute and offer to distribute, repair, reconstruct, practice, and maintain Licensed Products, and/or to perform any act or step that incorporates, utilizes, embodies or reflects, any inventions claimed in the LMT Technology, including, without limitation, any such activities that would, absent such a license, subject a person or other legal entity to a claim of direct infringement, contributory infringement, inducing infringement, or any other type of infringement. Licensee’s right to use the LMT Technology in the VPC Fields shall include, without limitation, the right to modify and create derivative works from the LMT Technology. Such Licensee modifications and derivative works to the LMT Technology and all Intellectual Property Rights therein (the “Licensee Modifications”) shall be owned solely and exclusively by Licensee. Licensee shall further have the right to grant sublicenses to use the LMT Technology in the VPC Fields, including without limitation such sublicenses as may be required to permit purchasers of Licensed Products to assemble and have assembled, use, sell, offer to sell, import and offer to import, export and offer to export, distribute and offer to distribute, repair, reconstruct, practice, and maintain Licensed Products; provided, however, that notwithstanding anything herein to the contrary, Licensee will not (i) sublicense to any party any of Licensee’s rights under this Agreement in their entirety; (ii) sublicense any part of the LMT Technology to any party for the purpose of developing, making, having made, using, selling, offering to sell, importing, exporting, distributing, repairing, reconstructing, practicing or maintaining amorphous alloys or machines to be used to conduct Casting Operations by any party other than Licensee or a subcontractor acting solely on Licensee’s behalf; (iii) sublicense any part of the LMT Technology to any party to conduct Casting Operations in any jurisdiction in which the Casting Operations are covered by a valid claim of any patent included within the Intellectual Property Rights so long as such patent remains in effect; or (iv) sublicense any party to conduct Casting Operations to make or have made, assemble or have assembled, use, sell or offer to sell, import or offer to import, export or offer to export, distribute or offer to distribute, repair, reconstruct, practice or maintain any Licensed Products that are made, assembled, used, sold or offered for sale, imported or offered for import, exported or offered for export, distributed or offered for distribution, repaired, reconstructed, practiced, or maintained in any jurisdiction in which Casting Operations for the Licensed Product or the Licensed Product are covered by a valid claim of any patent included within the Intellectual Property Rights so long as such patent remains in effect. Nothing in this Agreement shall give Licensee or its sublicensees any right to use any portion of the LMT Technology in the field of Consumer Electronic Products or any of the Additional Excluded Fields, except as otherwise permitted pursuant to Section 2.8.

2.2     Consideration. Licensor acknowledges and agrees that Licensor has received additional consideration for the license and rights granted to Licensee herein, including without limitation by way of Licensee’s execution and delivery of that certain Settlement Agreement of even date herewith and the other agreements executed and delivered in connection therewith and the termination of that certain Master Transaction Agreement, that certain Manufacturing Services Agreement and that certain Subscription Agreement, each dated effective as of June 1, 2012.

2.3     Enforcement. As required pursuant to the Apple Agreement, Licensee acknowledges that Licensor and Crucible have the right to take any and all actions necessary to defend the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, as such term is defined in the Apple Agreement, including any extension of the Capture Period, in any litigation or administrative proceedings in which Licensee is a party. In addition, Licensee acknowledges the sole and exclusive rights of Apple to control patent prosecution for inventions and patents, as more fully set forth in Section 5 of the Apple Agreement, as to LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period.

2.4     Release. Licensor, on behalf of itself and its successors and assigns, hereby releases, acquits and forever discharges Licensee, its affiliates, and all of their respective current and former predecessors, successors, agents, attorneys, employees, contractors, subcontractors, officers, directors and customers, from any and all claims of infringement or misappropriation of the LMT Technology that occurred prior to the Effective Date.

2.5     Trademark Usage. Notwithstanding anything herein to the contrary, Licensee shall receive no license to utilize any trademark, service mark, logo or trade dress of Licensor, including, without limitation, those listed in Attachment B to this Agreement. Licensee shall be entitled to truthfully advise customers, potential customers and others (though not as part of Licensee’s general or public Marketing) that Licensee has a license from Licensor and Licensee is authorized to use the LMT Technology, including without limitation alloys or machines licensed by Licensor, and that Licensee is not in violation of patents or other Intellectual Property Rights included within the LMT Technology. Further, if a customer of Licensee desires that Licensee use Licensor certified or approved alloys in products manufactured by Licensee, and if Licensee does so in compliance with the terms of any certification requirements established by Licensor for those materials, which certification requirements shall be applied generally across all licensees of Licensor and shall not discriminate against Licensee or customers of Licensee, then the Licensee customer may identify for the public or its customers that the product is made using Licensor certified or approved alloys, but Licensee may not advertise this in Licensee’s general or public Marketing. If (i) Licensor contracts with Licensee for Licensee to provide services (including design, development or production of any product, which for purposes of this sentence shall include sample, prototype or any other products) to Licensor in connection with products that Licensor provides to customers, and (ii) Licensor does in fact identify such a customer publicly as a Licensor customer or such products publicly in Licensor’s Marketing as having been manufactured, delivered, or provided to the customer by Licensor, then (A) Licensor shall credit Licensee’s contribution to such customer or product in connection with such public disclosure in Licensor’s Marketing in a commercially reasonable manner (in which case Licensor’s use of any trade name, trade dress, trade mark or similar Intellectual Property Right of Licensee shall conform to Licensee’s usage guidelines for such trade name, trade dress, trademark or similar Intellectual Property Right), and (B) Licensee shall have the right to include in Licensee’s Marketing information regarding Licensee’s contribution to such customer or product, which information may be in addition to that provided by Licensor in Licensor’s Marketing provided that the manner in which Licensee references any branding for any such Licensor product when describing Licensee’s contribution to such product in Licensee’s Marketing shall be consistent with Licensor’s branding for such product as presented in Licensor’s Marketing, and any use of any trade name, trade dress, trade mark or similar Intellectual Property Right of Licensor shall conform to Licensor’s usage guidelines for such trade name, trade dress, trademark or similar Intellectual Property Right. Licensee may include on its website a link to Licensor’s website for any customers, projects, samples, prototypes and/or products to which Licensee contributed. For purposes of this Section, the term “Marketing” or “Market” shall mean advertising or promoting a party’s goods or services, including without limitation marketing or advertising on a party’s website or in materials displayed or distributed by a party at trade shows. Each of the Parties agrees that it will not embed the other Party’s trademarks, service marks or any confusingly similar variant thereof in the code for its website, including but not limited to meta-tags, keywords, or other machine-readable instructions; purchase any advertising words, including but not limited to Google Ad Words, that include any the other Party’s trademarks, service marks or any confusingly similar variant thereof, to promote its website, business or products; make any reference to the other Party’s trademarks, service marks or any confusingly similar variant thereof as part of any Marketing materials; or include any of the other Party’s trademarks, service marks or any confusingly similar variant thereof as part of any account or handle on any social media network, or make reference to any of the other Party’s trademarks, service marks or any confusingly similar variant thereof on such social media networks; provided, however, that the foregoing restrictions shall not prevent either Party from making the references to the name of the other Party’s business as reasonably required in order to exercise the rights or fulfill the obligations of such Party as set forth in this Section 2.5.

2.6     Covenant for Continuation of License Rights. Licensor represents, warrants and covenants that the license granted to VPC pursuant to this Agreement with respect to the LMT Technology shall remain in full force and effect without termination for any reason, and that Licensee shall have the continuing right to exercise such license in perpetuity. Any termination or partial termination of this Agreement shall be a material breach of this Agreement, in which case Licensee shall have a claim against Licensor for all damages incurred by Licensee in connection with such breach and such termination or partial termination.

2.7     Sublicense Obligations. If Licensee elects to grant any sublicense(s) as permitted under Section 2.1, and during such period as the LMT Technology is exclusively licensed to Apple and/or its successors or assigns within the field of Consumer Electronic Products pursuant to the Apple Agreement, any such sublicense agreement must include the following: (a) a clear statement that, notwithstanding any other provisions in such sublicense, nothing in such sublicense shall give the sublicensee any right to use any portion of the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period, in the field of Consumer Electronic Products (and Licensee shall include in each sublicense agreement the full definition of “Consumer Electronic Products” that is specified herein for reference); (b) a clear reservation of Licensor’s right to take any and all actions necessary to defend the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period, in any litigation or administrative proceedings in which the sublicensee is a party; and (c) a clear reservation of Crucible’s right to take any and all actions necessary to defend the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period, in any litigation or administrative proceedings in which the sublicensee is a party.

2.8     Recapture of Excluded Fields. In the event that the rights to either Consumer Electronic Products or one or more Additional Excluded Fields, in each such case either in whole or in part, are acquired by Licensor, without the need for any payment of Additional Consideration (as defined herein) by Licensor, such recaptured fields of use shall automatically and without further action of the Parties be included within the VPC Fields. Where rights in either Consumer Electronic Products or one or more Additional Excluded Fields are acquired by Licensor as a result of Licensor’s payment of any form of Additional Consideration, Licensor may, at its sole discretion, offer Licensee an opportunity to acquire a license to said fields of use on terms mutually acceptable to the Parties. “Additional Consideration” shall mean a payment made by Licensor in return for the recapture of all or a portion of any exclusive license rights granted by Licensor, which payment is made pursuant to a bona fide, arms-length transaction between unrelated parties and represents an exchange of reasonably equivalent consideration on both sides. For clarification, the payment made by Licensor as referenced in the preceding sentence may take the form of cash, securities, other tangible or intangible property including a cross license or forbearance, or other consideration.

2.9     Effect of Agreement. The Parties agree and acknowledge that as of the Effective Date, both Licensor and Licensee are free to pursue any current or potential customers for the sale of Licensed Products within the VPC Fields without limitation or restriction, and that there is no requirement for the initial customer or any downstream party that obtains a Licensed Product manufactured under the license granted to Licensee pursuant to this Agreement to obtain a further license from Licensor for such Licensed Product. Further, nothing in in this Agreement precludes or restricts Licensee from entering into an agreement, contract or other arrangement with any other licensee of Licensor, including without limitation Apple or a licensee that hold rights within the Additional Excluded Fields (a “Third Party Licensor”), and exercising without restriction the rights that Licensee obtains from such party. For clarity, the restrictions set forth in this Agreement upon Licensee’s right to use the LMT Technology do not apply with respect to any rights that Licensee may obtain to the same or any similar technology under an agreement with any such Third Party Licensor.

ARTICLE 3
TERM

3.1     Term. The term of this Agreement commences on the Effective Date and shall continue in perpetuity. This Agreement shall not be terminable by the Parties.

ARTICLE 4
COVENANT NOT TO SUE AND OTHER OBLIGATIONS

4.1     Covenant Not to Sue. Except as set forth below in this Section 4.1, Licensor, on behalf of itself and its heirs, executors, successors, assigns, agents and all other persons and entities (other than Crucible) associated with it, covenants that it will not at any time, whether now or in the future, sue, file, assist, or participate in, or cause, assert, or induce any other person or entity to sue, file, assist, or participate in any claim or allegation against any of the following for infringement of Intellectual Property Rights of any of the LMT Technology within the VPC Fields: (i) Licensee; or (ii) Licensee’s past, present and future owners, shareholders, parents, subsidiaries, successors, assigns, divisions, units, officers, directors, employees, agents, attorneys, or representatives, or (iii) Licensee or such parties’ respective past, present and future direct and indirect vendors, suppliers, manufacturers, distributors, customers, or end users (collectively, “Licensee-Related Entities”) in connection with any act by a Licensee-Related Entity at the direction of or on behalf of Licensee or related to or in connection with any Licensee-branded or Licensee-licensed product. This covenant not to sue does not inure to the benefit of any third parties for their conduct that is unrelated to Licensee. Licensor shall not be in breach of this subsection (a) if Licensor participates as a party in any litigation proceedings where any of the Intellectual Property Rights included in the LMT Technology are asserted by another party against Licensee, provided that a court of competent jurisdiction shall have ruled that Licensor’s participation as a party is necessary to such proceedings and shall have ordered Licensor to participate as a party, (b) to the extent that Licensor brings a suit or proceeding to enforce this Agreement, the Settlement Agreement, the Confidentiality Agreement or any other agreement between the Parties or (c) to the extent that Licensor brings a suit or proceeding to enforce Licensor’s rights with respect to (x) any Intellectual Property Rights outside of the VPC Fields or (y) any of the items described in the definition of Intellectual Property which came into existence after the Effective Date.

4.2     Rejection or Termination. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined under the Code. The Parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. Failure by Licensee to affirmatively elect to assert its rights or retain its benefits under this Agreement pursuant to the Code in the event a Trustee or Licensor as a debtor-in-possession rejects or attempts to reject this Agreement as an executory contract shall not be construed as a termination of this Agreement by Licensee under the Code or an acceptance by Licensee of any rejection of this Agreement by a trustee or Licensor as a debtor-in-possession in a case under the Code.

4.3     Licensor Obligations. Licensor shall (a) fully perform all obligations and discharge all liabilities under any licenses, sublicenses and other agreements included in or otherwise affecting the LMT Technology (including without limitation wherever there is a reference in this Section 4.3 to agreements “affecting” the LMT Technology, all obligations under the Apple Agreement (and all instruments or agreements entered in to by Licensor pursuant to or in connection with the Apple Agreement) as and when the same are to be performed; (b) without limiting the generality of the foregoing, pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the LMT Technology and all amounts that become due and payable under any trade secrets, licenses, sublicenses and other agreements included in or otherwise affecting the LMT Technology; (c) promptly upon written request of Licensee, request and provide copies of invoices or a report from the annuity paying service with respect to payments described in the preceding clause (b) and notice of any payments made pursuant to this Section 4.3, and provide copies of documents as may be reasonably necessary or advisable to confirm that Licensor has performed the obligations set forth in this Section 4.3; (d) promptly following receipt thereof, deliver copies of all notices alleging any breach or default under or asserting any adverse claim in respect of any trade secrets, licenses, sublicenses and other agreements included in or otherwise affecting the LMT Technology; and (e) upon written request from Licensee, provide Licensee with reasonably detailed reports and copies of documents as may be reasonably necessary or advisable to confirm that Licensor has performed the foregoing obligations. Licensor hereby irrevocably appoints Licensee as its true attorney in fact to perform (at Licensor’s expense) any of the following powers, which are coupled with an interest, and may be exercised from time to time by Licensee’s officers and employees, or any of them, to perform any obligations of Licensor under this Section 4.3, in Licensor’s name or otherwise, including without limitation obligations under the Apple Agreement and all instruments or agreements entered into by Licensor pursuant to or in connection with the Apple Agreement. For avoidance of doubt, Licensee shall have no obligation hereunder to exercise the rights granted pursuant to the preceding sentence.

ARTICLE 5
CONFIDENTIALITY

5.1     The disclosure and use of all confidential information pursuant to this Agreement, including without limitation the terms of this Agreement, shall be subject to the terms of the Confidentiality Agreement.

ARTICLE 6
REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1     Representations and Warranties of Licensor. Licensor represents and warrants to Licensee (with respect to the LMT Technology existing as of the Effective Date when such representation or warranty refers to the LMT Technology):

(i)

Except for the agreements set forth on Attachment A to this Agreement, true and complete copies of which have been delivered by Licensor to Licensee, each of Licensor and Crucible has good title to the LMT Technology which it purports to own and valid licenses and sublicenses to the portion of the LMT Technology which it purports to license and sublicense, in each case, free of all Liens. A “Lien” is any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, bailment, conditional sales or title retention agreement, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation. Since the Original Effective Date, neither Licensee nor Crucible has entered into any agreement, contract or arrangement that has resulted or could result in the future in the transfer of all or any portion of the LMT Technology in the breach or termination of all or any portion the sublicense granted by Licensor to Licensee pursuant to the Original Sublicense Agreement, or the abandonment or revocation of Licensor’s or Crucible’s rights to all or any portion of the LMT Technology, or in the breach or termination of all or any portion of the sublicense granted by Licensor to Licensee pursuant to this Agreement. Attachment A to this Agreement sets forth a true and complete list of all agreements or understandings to which Licensor or Crucible is a party or by which the LMT Technology is bound that grant exclusive license rights with respect to all or any portion of the LMT Technology. Since the Original Effective Date, neither Licensee nor Crucible has entered into any agreement, contract or arrangement that amends, terminates or otherwise modifies or waives any of terms and conditions of any of the agreements listed in Attachment A to the Original Sublicense Agreement, except for amendments specifically listed in Attachment A to this Agreement. For clarity, Licensor represents and warrants that the exclusive licenses granted by Licensor or Crucible as of the Original Effective Date have not changed except that by an amendment dated as of December 31, 2012 to the License Agreement dated August 5, 2011 with Innovative Materials Group, LLC (“IMG”), for valuable consideration, Licensor re-acquired from IMG the exclusive right to Eyewear Products that had been previously licensed to IMG. The Parties agree that Eyewear Products remain within the definition of Additional Excluded Fields. No other changes to the Additional Excluded Fields has been made since the Original Effective Date.

(ii)	All licenses and sublicenses included in the LMT Technology permit the grant of the sublicense contemplated in this Agreement.

(iii)

Neither Licensor nor Crucible is in breach of, nor is there any default under; (A) any license or sublicense included in the LMT Technology under which Licensor or Crucible is a licensee or sublicensee, including without limitation the LMT License, nor has any party to any such license or sublicense asserted any breach or default thereunder; or (B) any license or sublicense by Licensor or Crucible of the LMT Technology, including without limitation the LMT License, nor has any party to any such license or sublicense asserted any breach or default thereunder; (C) any agreement with Apple or any of its subsidiaries, nor has any party to any such agreement asserted any breach or default thereunder.

(iv)

Licensor has delivered to Licensee a true and complete copy of each of the LMT License, the Apple Master Agreement and the Apple License Agreement (as defined in the Apple Master Agreement), including any amendments thereto. Each such agreement is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto, and (A) Licensor and Crucible have fulfilled when due, or have taken all action necessary to enable it to fulfill when due, all of their obligations thereunder; (B) there has not occurred any default (without regard to lapse of time, the giving of notice, or any combination thereof) by Licensor or Crucible, nor, to the knowledge of Licensor or Crucible, has there occurred any default (without regard to lapse of time, the giving of notice, or any combination thereof) by any other party to either such agreement; and (C) neither Licensor nor Crucible, nor, to the knowledge of Licensor or Crucible, any other party to either such agreement, is in arrears in the performance or satisfaction of its obligations under either such agreement, and no waiver or indulgence has been granted by any of the parties thereto.

(v)

Neither LMT nor Crucible, and to the knowledge of Licensor and Crucible, no third party, has specifically asserted Intellectual Property Rights covering the LMT Technology against any third party, in a licensing or other context, in a manner in which the third party (A) has been accused of infringing or misappropriating the LMT Technology; or (B) has standing to bring a declaratory judgment action.

(vi)

To the knowledge of Licensor and Crucible, the LMT Technology has not been, and is not, the subject of any threatened, pending or past litigation, reexamination, reissue or interference proceeding, or other interested parties legal proceeding before any tribunal of competent jurisdiction.

(vii)

There is no pending or, to the knowledge of Licensor or Crucible, any threatened claim that the use of the LMT Technology infringes any third party Intellectual Property Rights and, to the knowledge of Licensor or Crucible, there is no basis for any such claim.

(viii)

There is no patent claim in the LMT Technology that has been found to be invalid or unenforceable, in whole or in part, for any reason, in any administrative, arbitration or judicial proceeding before a tribunal of competent jurisdiction, and neither Licensor nor Crucible has received notice from any third party threatening the filing of any such proceeding.

(ix)

No litigation or other proceeding has been initiated or, to Licensor’s or Crucible’s knowledge, threatened against any of Licensor, Crucible, the LMT Technology, or this Agreement or the Confidentiality Agreement (such Agreements collectively, the “Transaction Documents”).

(x)	The LMT Technology is not subject to any express or implied licensing obligations of a standards body or patent pool.

(xi)

Neither Licensor nor Crucible has contributed computer code patented in the LMT Technology to an open source computer program or otherwise made any contributed computer code patented in the LMT Technology subject to the obligations of a copyright license for computer software that makes the source code available under terms that allow for modification and redistributing without having to pay the original author.

(xii)

Subject to the rights of Apple and Licensor’s reasonable discretion, all patents and patent applications for the LMT Technology were, have been, and continued to be duly maintained in accordance with the requirements of the United States Patent and Trademark Office and any foreign patent offices as applicable, including but not limited to the payment of all maintenance fees, annuities and other payments owed.

(xiii)

The LMT Technology includes, without limitation, all Intellectual Property Rights that are reasonably required in order for Licensee to develop, manufacture and use the “1.5 melt system” that has been developed for use in connection with certain machines used to manufacture products using or incorporating the LMT Technology, other than any such Intellectual Property Rights that (A) are owned by Licensee, or (B) are incorporated within component parts or subassemblies that are generally available from third party vendors in the open market on standard terms and conditions.

(xiv)

Licensor has not entered into any agreement, contract or other arrangement with any customer or potential customer that precludes, restricts or inhibits such person or entity from dealing with Licensee on such terms as such person or entity and Licensee may choose to agree.

(xv)	The only other licensees and sublicensees of the LMT Technology are those listed in Attachment A to this Agreement.

(xvi)

As of the Effective Date, Licensor has made, to the best of its knowledge, a full and complete disclosure to Licensee of all Intellectual Property and Intellectual Property Rights within the LMT Technology.

(xvii)

As of the Effective Date, Licensor is not a party to, and is not currently engaged and has not been engaged within the past six (6) months, in any discussions or negotiations with any third party with respect to: (a) a possible a sale of all or substantially all of Licensor’s stock, assets or business (regardless of the form which such a transaction might take), or (b) an exclusive manufacturing agreement, or (c) except as disclosed pursuant to Attachment A, an exclusive license of the LMT Technology within a particular industry. As of the Effective Date, except as disclosed pursuant to Attachment A, Licensor is not a party to any agreement providing for, and is not currently engaged in any discussions or negotiations with any third party with respect to, any license of the LMT Technology within a particular industry.

(xviii)	Each of the foregoing representations and warranties has been true and correct at all times commencing as of the Original Effective Date and continuing through the Effective Date.

6.2     Notice of Certain Events. At all times on or after the Effective Date, Licensor shall notify Licensee as soon as possible and in any event within ten (10) days Licensor knows, or has reason to know, of any of the events described below:

(i)

That Licensor or Crucible has any claim, or any of their respective licensees or sublicensees has notified or otherwise advised Licensor or Crucible that it may have a claim, that it reasonably anticipates it may or intends to assert under the LMT Technology against any third party, in a licensing or other context, in a manner in which the third party (A) would be accused of infringing or misappropriating the LMT Technology or (B) would have standing to bring a declaratory judgment action.

(ii)

The LMT Technology shall be the subject of any threatened litigation, reexamination, reissue or interference proceeding, or other interested parties legal proceeding before any tribunal of competent jurisdiction.

(iii)	Any claim that use of the LMT Technology infringes any third party Intellectual Property Rights shall be threatened or asserted.

(iv)

Any patent claim in the LMT Technology shall be found to be invalid or unenforceable, in whole or in part, for any reason, in any administrative, arbitration, or judicial proceeding before a tribunal of competent jurisdiction.

(v)	Any litigation or other proceeding shall have been initiated or threatened against any of the LMT Technology, Licensor, Crucible or the transactions contemplated under the Transaction Documents.

(vi)

The occurrence of any event or the existence of any circumstances that would cause any of the representations and warranties set forth in Section 6.1, if they had been made at such time, to be untrue or incorrect, in which case Licensor shall use reasonable efforts either to cause the representation or warranty to become true and correct or, if Licensor is unable to cause the representation or warranty to become true and correct within a reasonable period of time and after the exercise of reasonable efforts, Licensor shall provide to Licensee such information regarding such event or circumstances as Licensee may request in order to provide Licensee a full understanding of such event or circumstances.

6.3     Further Covenants of Licensor. Licensor represents, warrants, and covenants that Licensor is, shall be and shall remain, in compliance with all of its obligations to Apple under the Apple Agreement and all instruments or agreements entered in to by Licensor pursuant to or in connection with the Apple Agreement. Licensor shall not amend, modify, supplement, amend and restate or replace the LMT License Agreement in any manner that affects Licensee’s rights to the LMT Technology except with the prior written consent of Licensee. Licensor further agrees that neither Licensor nor Crucible shall enter into any agreement, contract or arrangement that results or could result in the future in the abandonment or revocation of Licensor’s or Crucible’s rights to all or any portion of the LMT Technology, or in the breach or termination of all or any portion of the sublicense granted by Licensor to Licensee pursuant to this Agreement, except with the prior written consent of Licensee, which consent may be given or withheld in Licensee’s sole discretion. Subject to the rights of Apple, Licensor shall use reasonable efforts in its business judgment to prosecute and maintain the Intellectual Property Rights included within the LMT Technology, including without limitation any patent rights. As between Licensor and Licensee, Licensor shall be solely responsible for the payment of all fees, expenses and other charges associated with the prosecution and maintenance of the Intellectual Property Rights within the LMT Technology. Licensor represents, warrants and covenants that during the three (3) month period following the Effective Date, Licensor will provide representatives of Licensee with reasonable access to Licensor’s employees, contractors, documentation and facilities in order to request and receive additional information regarding all Intellectual Property and Intellectual Property Rights within the LMT Technology. Licensor further represents, warrants and covenants that following the Effective Date, Licensor will provide representatives of Licensee with reasonable access to Licensor’s employees, contractors, documentation and facilities in order to request and receive additional information regarding the prosecution, maintenance and defense (if applicable) of patents within the LMT Technology. Licensor further acknowledges that Licensor expects Engel Machinery Inc. or its affiliate to make available to Licensor a modified machine for the manufacturing of products, which machine or which products incorporate the LMT Technology, and Licensor represents, warrants and covenants that Licensor shall notify Licensee when such machine becomes available and will provide representatives of Licensee with reasonable access to such machine, including the opportunity to examine and operate such machine, and with reasonable access to Licensor’s employees, contractors, documentation and facilities in order to request and receive additional information regarding all Intellectual Property and Intellectual Property Rights within such machine.

6.4     Machines and Materials. Licensee shall have no obligation to use Licensor approved or designated vendors in connection with the acquisition of machines, alloys or other equipment or materials used by Licensee in exercising Licensee’s rights under this Agreement. Licensor represents and warrants that it has not entered into, and covenants that it will not enter into, any agreement, contract or other arrangement with any person or entity that precludes, restricts or inhibits (i) such person or entity from dealing with Licensee on such terms as such person or entity and Licensee may choose to agree, or (ii) Licensee from obtaining machines, alloys, or other equipment or materials that do not include technology developed by Licensor after the Effective Date. After the Effective Date, Licensor covenants and agrees not to enter into any agreement, contract or other arrangement with any person or entity that precludes, restricts or inhibits Licensee from obtaining machines, alloys or other equipment or materials that (i) do not include any technology developed by Licensor other than LMT Technology, or (ii) do include technology developed by Licensor other than LMT Technology and which such person or entity makes available to customers who are not licensees of such other technology developed by Licensor. Licensor represents and warrants that it has not entered into, and covenants that it will not enter into, any agreement, contract or other arrangement with any person or entity that directs or encourages that person or entity to discontinue manufacture or support for any machine or alloy existing as of the Effective Date or that is subsequently created but (i) does not include technology developed by Licensor other than LMT Technology or (ii) does include technology developed by Licensor other than LMT Technology but is made available by such person or entity to customers who are not licensees of such other technology developed by Licensor.

6.5     Non-Solicitation. For a period of ten (10) years from the Effective Date, neither Party nor its affiliates or subsidiaries shall directly or indirectly solicit, recruit or hire (either as an employee or as a contractor), or attempt to solicit, recruit or hire (either as an employee or as a contractor) any of the other Party’s employees or any other individuals who were individually contracted-for, or any person who was employed or engaged as an employee or such an individual who was individually contracted-for by the other Party at any time within the preceding one year period (such persons being hereinafter referred to as an “Agent”); provided, however, that this shall not prohibit a Party from advertising for open positions provided that such advertisements are not targeted solely at the Agents of the other Party. Further, for a period of ten (10) years after the Effective Date, neither Party nor its affiliates or subsidiaries shall directly or indirectly, for its own benefit or for the benefit of a third party, induce or attempt to induce any Agent of the other Party to leave such Agent’s position with the other Party, or in any other way attempt to interfere with the employment, consulting or business relationship between the other Party and any Agent of such other Party. In addition, Licensor represents, warrants, and covenants that if Licensor shall license, sublicense, sell or otherwise transfer the LMT Technology to any third party after the Effective Date of this Agreement (each such third party, a “LMT Licensee”), Licensor shall include, as a condition to any such license, sublicense, sale or transfer, a covenant that for a period of ten (10) years after the Effective Date, neither the LMT Licensee nor its affiliates or subsidiaries shall directly or indirectly solicit, recruit or hire (either as an employee or as a contractor), or attempt to solicit, recruit or hire (either as an employee or as a contractor) any of Licensee’s Agents; provided, however, that this shall not prohibit the LMT Licensee from advertising for open positions provided that such advertisements are not targeted solely at the Agents of Licensee. Each such agreement with an LMT Licensee shall further provide that so long as such license, sublicense, sale or transfer remains in effect, neither the LMT Licensee nor its affiliates or subsidiaries shall directly or indirectly, for its own benefit or for the benefit of a third party, induce or attempt to induce any Agent of Licensee to leave such Agent’s position with Licensee, or in any other way attempt to interfere with the employment, consulting or business relationship between Licensee and any Agent of Licensee. Licensor shall cause Licensee to be named a third party beneficiary of such provisions under each such agreement with an LMT Licensee, with the explicit right for Licensee to enforce such restrictions directly against the LMT Licensee.

6.6     Inventions and Improvements. Licensor shall notify Licensee periodically (not less frequently than quarterly if there has been any change in information previously reported) of any patent applications, patents, copyright applications or copyright registrations that Licensor, Crucible or Apple (to the extent Apple has made Licensor aware of any patent or copyright registrations or applications), or anyone on their behalf files or obtains, that would be infringed by Intellectual Property or the use of Intellectual Property that was in existence on or prior to the Effective Date. Such notice shall include a reasonably detailed description of subject matter of any filing and a copy of any issued patent or copyright, provided that in the case of filings, Licensor shall not be required to disclose information regarding technology that Licensor develops or otherwise acquires at any time after the Effective Date. Except as set forth in the preceding sentence and subject to the license to the LMT Technology granted by Licensor to Licensee pursuant to this Agreement, as between the Parties to this Agreement, each of the Parties shall retain all rights to all technology and all associated intellectual property rights that such Party owns or otherwise has a right to use, including by way of license or sublicense from a third party, both as of the Effective Date or at any time thereafter, including without limitation any and all technology and intellectual property rights that such Party develops or otherwise acquires at any time after the Effective Date. Subject to the license to the LMT Technology granted by Licensor to Licensee pursuant to this Agreement, each of the Parties reserves all rights to all technology and all associated intellectual property rights that such Party owns or otherwise has a right to use, including by way of license or sublicense from a third party, both as of the Effective Date or at any time thereafter, including without limitation any and all technology and intellectual property rights that such Party develops or otherwise acquires at any time after the Effective Date, including without limitation the right to license such technology to third parties. Neither Party shall have any obligation to disclose, or to grant any license to, any technology conceived of after the Effective Date and therefore was not in existence on or prior to the Effective Date.

ARTICLE 7
INDEMNIFICATION

7.1     Licensor Indemnification. Licensor shall defend, indemnify and hold Licensee and its directors, officers, affiliates, employees, agents, successors and assigns (each, an “indemnified party”) harmless from and against any and all liability, loss, expense (including without limitation reasonable attorney’s fees), or claims for injury or damages (i) incurred by an indemnified party as a result of (A) any inaccuracy in or breach of the representations, warranties or covenants made by Licensor in this Agreement or in Section 11.1 of that certain Settlement Agreement and Mutual General Release between the Parties of even date herewith (the “Settlement Agreement”), or (B) any act or omission by any of Licensor or its directors, officers or employees that violates any law or constitutes tortious acts or omissions; or (ii) incurred by any indemnified party or asserted against any indemnified party by any third party arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, the performance by the Parties hereto or thereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (B) Licensee’s exercise of its rights under this Agreement, (C) any claim that the LMT Technology or the use of the LMT Technology, which for clarity shall not include any Licensee Modifications or combinations with third party technology, infringes upon or otherwise violates any rights, including, without limitation, any intellectual property rights, of any third party (provided that in the case of combinations, there is no claim that the LMT Technology or the use of the LMT Technology, in each such case when the LMT Technology is considered in and of itself and without regard to the combination, infringes upon or otherwise violates any rights), (D) any claims of product liability, defective design, warranty, false advertising, unfair trade practices or consumer protection arising out of services or products offered or provided by Licensor and (E) any claims based upon Licensor’s failure to comply with its obligations under this Agreement or applicable laws.

7.2     Licensee Indemnification. Licensee shall defend, indemnify and hold Licensor and its directors, officers, affiliates, employees, agents, successors and assigns (each, an “indemnified party”) harmless from and against any and all liability, loss, expense (including without limitation reasonable attorney’s fees), or claims for injury or damages (i) incurred by an indemnified party as a result of (A) any inaccuracy in or breach of the representations, warranties or covenants made by Licensee in this Agreement or in Section 11.1 of the Settlement Agreement, or (B) any act or omission by any of Licensee or its directors, officers or employees that violates any law or constitutes tortious acts or omissions; or (ii) incurred by any indemnified party or asserted against any indemnified party by any third party arising out of, in connection with, or as a result of (A) any claims of product liability, defective design, warranty, false advertising, unfair trade practices or consumer protection arising out of services or products offered or provided by Licensee and (B) any claims based upon Licensee’s failure to comply with its obligations under this Agreement or applicable laws.

7.3     Notice of Claims. If any Party is entitled to indemnification under this Article 7 (the “indemnified party”), the indemnified party will give prompt written notice to the party responsible for providing such indemnification (the “indemnifying party”) of any matters giving rise to a claim for indemnification; provided that the failure to provide such notice shall not relieve indemnifying party of its obligations under this Article 7 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.

7.4     Procedures for Indemnification. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate and, unless in the reasonable judgment of legal counsel to the indemnified party a conflict of interest between the indemnified party and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party fails, within thirty (30) days of receipt of any indemnification notice, to notify, in writing, such person of the indemnifying party’s election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claims, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action, claim or proceeding by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action, claim or proceeding. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense using counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article 7 to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim.

7.5     Indemnification Payments. The indemnification required by this Article 7 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expenses, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE 8
MISCELLANEOUS

8.1     Notices. All notices from one Party to the other required or permitted under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be delivered in person, or sent by electronic or facsimile transmission for which a confirmation of delivery is obtained, or sent by registered mail or express courier services providing evidence of delivery, in each case to the recipient Party’s respective address set forth on the signature page hereof (or to such updated address as may be specified in writing to the other Party from time to time). Such notices will be deemed effective as of the date so delivered.

8.2     Assignment.

(i)

Licensor shall not assign, transfer or otherwise delegate this Agreement, or any of Licensor’s rights or obligations under this Agreement, without Licensee’s prior written consent in each instance other than as a part of an assignment and delegation of Licensee’s rights, duties or obligations hereunder in their entirety incidental to a transfer of all or substantially all of the business to which this Agreement relates, including without limitation any merger, consolidation, or other statutory business combination or as a part of the sale of all or substantially all of Licensor’s assets. Any attempted assignment, transfer, subcontract or other delegation in violation of the preceding sentence shall be void and constitute a breach of this Agreement.

(ii)

Except for sublicenses permitted pursuant to Section 2.1, Licensee shall not assign, transfer or otherwise delegate this Agreement, or any of Licensee’s rights or obligations under this Agreement, without Licensor’s prior written consent in each instance other than as a part of an assignment and delegation of Licensee’s rights, duties or obligations hereunder in their entirety incidental to a transfer of all or substantially all of the business to which this Agreement relates, including without limitation any merger, consolidation, or other statutory business combination or as a part of the sale of all or substantially all of Licensee’s equity interests or assets, provided that an assignment and delegation of Licensee’s rights, duties or obligations hereunder in their entirety incidental to a transfer of all or substantially all of the business to which this Agreement relates may not take place prior to five (5) years after the Effective Date. For purposes of this Section 8.2(ii), the transfer of more than 50% of the equity interests of VPC to any transferee or combination of transferees other than VPC or another Subsidiary of Furniture Row, LLC or Furniture Row B.C. Inc., or an person or entity who controls, is controlled by or is under common control with, Furniture Row LLC or Furniture Row BC (collectively, the “Furniture Row Entities”), but excluding for such purpose transfers (A) to the spouse or lineal descendants (including adopted children) of Barney Visser or any combination of them, (B) to a trust, partnership, limited liability company or similar entity for estate planning purposes if such entity is and continues to be for the sole benefit of Barney Visser or spouse or lineal descendants (including adopted children) of Barney Visser or any combination of them, and (C) to the heirs, beneficiaries or personal representatives of any of Barney Visser or the spouse or lineal descendants (including adopted children) of Barney Visser, shall be deemed to be a transfer of this Agreement. Any attempted assignment, transfer, subcontracting or other delegation in violation of the preceding sentences shall be void and shall constitute a breach of this Agreement.

(iii)	Subject to the foregoing clauses (i) and (ii), this Agreement shall inure to the benefit of the Parties’ successors and assigns.

8.3     Injunctive Relief. The parties each acknowledge that any breach of this Agreement by it may cause irreparable harm to the other parties or their respective affiliates and that the remedies for breach may include injunctive relief against such breach, in addition to damages and other available remedies.

8.4     Entire Agreement. This Agreement, the Confidentiality Agreement and the Settlement Agreement constitute the entire agreement between the Parties relating to the subject matter hereof and supersede and cancel all other prior agreements and understandings of the Parties in connection with subject matter hereof. . The headings or titles in this Agreement are for purposes of reference only and shall not in any way affect the interpretation or construction of this Agreement.

8.5     Waiver and Amendment. No waiver of any of the provisions of this Agreement shall be valid unless in a written document, signed by the Party against whom such a waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder. All amendments of this Agreement shall be made in writing and signed by the Parties, and no oral amendments shall be binding on the Parties.

8.6     Governing Law, Resolution of Disputes and Arbitration

(i)

This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of New York other than such laws and case law that would result in the application of the laws of a jurisdiction other than the State of New York. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

(ii)

If the Parties are not able to resolve a controversy, claim or dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach of this Agreement within fourteen (14) days after the dispute has arisen, then the dispute shall be escalated to the senior management of each Party for resolution. If the senior management is not able to resolve the dispute within a fourteen (14) day period, then the matter may be submitted by any Party to binding arbitration as set forth herein.

(iii)

Any controversy, claim or dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach of this Agreement that cannot reasonably be resolved by the Parties pursuant to the procedures set forth in the preceding subsection shall be submitted to and settled exclusively and finally by binding arbitration in accordance with the rules of the American Arbitration Association (the “AAA Rules”), except as such AAA Rules are modified pursuant to this Section. The arbitration procedure shall be governed by the Federal Arbitration Act.

(iv)

The arbitration shall be conducted before a single arbitrator from the American Arbitration Association (“AAA”) selected by the Parties provided, however, that if the Parties cannot agree on an arbitrator within fourteen (14) days after submission of the dispute to AAA, the arbitrator will be appointed by AAA.

(v)	The arbitration shall be conducted in Salt Lake City, Utah, United States.

(vi)

No less than thirty (30) days prior to the date on which the arbitration proceeding is to begin, each Party shall submit to the other Party or Parties the documents and list of witnesses it intends to use in the arbitration. At any oral hearing of evidence in connection with the arbitration, each Party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing Party or Parties.

(vii)

The arbitrator shall apply the substantive Laws of the State of New York to any decision issued, and the arbitrator shall be so instructed. The arbitrator shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based. Subject to subsection (viii) below, the decision of the arbitrator shall be final and binding and may, in appropriate circumstances, include injunctive relief, punitive damages or any other form of legal or equitable relief available under New York law for the claims asserted. Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the Party seeking to enforce that award may elect. Any arbitration award for money damages shall be in United States Dollars. The arbitrator shall be bound by the provisions of this Agreement and shall not have the authority to amend this Agreement to effect an award.

(viii)

A Party may seek judicial review of an award made by the arbitrator; provided, however, that the scope of such review shall be limited to a claim that the award was procured by corruption, fraud or other undue means.

(ix)	Each Party shall each bear its own costs, expenses, and attorneys fees, and an equal share of the arbitrator’s and administrative fees of arbitration.

8.7     Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision with a provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

8.8     Interpretation. The Parties have each been represented by counsel in the negotiation of this Agreement and have jointly prepared this Agreement with counsels’ assistance. In the event of an ambiguity or a question of contract interpretation arises, no provision of this Agreement shall be construed based on any particular Party having drafted the Agreement or such provision. Further, neither the history of negotiations between the Parties, nor the fact that provisions of this Agreement (or portions thereof) have been inserted, deleted or modified in the course of preparing Agreement drafts, shall be used to construe the meaning of any provision.

8.9     Further Assurances. Each Party agrees to cooperate fully with the other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by another Party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

8.10     Independent Contractors. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties. No Party shall have the power to control the activities and operations of another, and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No Party shall hold itself out as having any authority or relationship in contravention of this Section, and except as specifically called for or permitted herein, no Party shall act on behalf of another Party or enter into any contracts, warranty, or representation as to any other matter on the behalf of another Party.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first written above. Each of Parties affirms that the person signing this Agreement on such Party’s behalf is duly authorized to do so and thereby to bind the indicated entity. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Liquidmetal Technology, Inc.	Visser Precision Cast, LLC

/s/ Tom Steipp	/s/ Gregory a. Ruegsegger
Tom Steipp	Gregory A. Ruegsegger
Title: President/CEO	Title: Vice President

Date: May 20, 2014	Dated: May 20, 2014

Address:	Address:
30452 Esperanza	6275 E. 39th Street
Rancho Santa Margarita, CA 92688	Denver, CO 80207

ATTACHMENT A
TO
VPC SUBLICENSE AGREEMENT

List of LMT Technology Licensees

1.	Exclusive License Agreement between LMT and Crucible, dated August 5, 2010.

2.	Exclusive License Agreement between Crucible and Apple, Inc., dated August 5, 2010.

3.	First Amended and Restated License Agreement between LMT and LLPG, Inc., dated December 31, 2006, as amended March 30, 2009, July 24, 2010 and March 4, 2011.

4.	License Agreement between LMT and The Swatch Group Ltd., dated March 23, 2009, as amended March 7, 2011.

5.	License Agreement between LMT and Innovative Materials Group, LLC, dated August 5, 2011 , as amended December 31, 2012

6.	License Agreement between LMT and Liquidmetal Golf, dated January 1, 2002.

7.	Amended and Restated License Agreement between LMT and the California Institute of Technology, dated September 1, 2001.

Further Disclosure Pursuant to Section 6.1(xvii)

A.   Although LMT does not believe Section 6.1 (xvii) strictly requires this disclosure, LMT hereby informs Licensee that LMT expects to sign (either just prior to or shortly after the Effective Date) a second amendment to the Master Transaction Agreement between Apple, Inc., LMT and other parties thereto dated August 5, 2010 (the “Apple MTA”) to extend the Capture Period Extension (as defined in Amendment One to the Apple MTA dated June 15, 2012) to February 15, 2015.

B.   In December 2013, after the initiation of the arbitration between LMT and Licensee, LMT negotiated an undated, non-binding proposal with another party under which the parties agreed that if LMT were to gain the ability to grant licenses to the LMT Technology to such other party, LMT and such other party would negotiate a non-exclusive license from LMT to such other party for the LMT Technology, which license would be limited to certain non-US geographies and the automotive, motorcyle, connector and medical products fields. This proposal contemplated that the parties would work to conclude such an agreement in December 2013. No such license agreement was ever entered into. Since December 2013 there have been periodic emails from such other party inquiring as to whether LMT would be interested in engaging in negotiations for such a license. LMT has responded to these emails that LMT might be interested in such negotiations in the future, but no such negotiations are currently underway, and LMT has not determined whether it will engage in such negotiations following the Effective Date.

ATTACHMENT B
TO
VPC SUBLICENSE AGREEMENT

List of LMT Trademarks, Service Marks, Etc.